UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2017

CHIPOTLE MEXICAN GRILL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32731	84-1219301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Wynkoop Street, Suite 500

Denver, CO 80202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 595-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2017,  Chipotle Mexican Grill, Inc. announced that Steve Ells, Chairman and Chief Executive Officer of Chipotle—and the founder of the company in 1993—will cease to serve as Chief Executive Officer, and be appointed Executive Chairman of Chipotle’s Board of Directors, effective as of the completion of a search to identify, and appointment of, a new Chief Executive Officer of the company.

In connection with the planned transition, Chipotle and Mr. Ells entered into an Executive Chairman Agreement, dated November 28, 2017.  The agreement provides that, upon his appointment as Executive Chairman, Mr. Ells will have an annualized base salary for the 2018 fiscal year of $900,000, a target annual bonus opportunity of 100% of his base salary, and a maximum annual bonus opportunity of 225% of his base salary.  In addition, on or about January 2, 2018 and subject to his continued employment through such date, the company will make Mr. Ells a one-time grant of a stock option to purchase 175,000 shares of Chipotle common stock having a per share exercise price equal to the greater of $500 and the fair market value of a share of common stock on the date of grant.  The stock option will vest on the date that is 18 months following the date of grant, subject to (1) Mr. Ells’s continued employment through the vesting date, (2) the appointment of a new Chief Executive Officer prior to the vesting date, and (3) accelerated vesting upon Mr. Ells’s earlier termination of employment by Chipotle without cause, by Mr. Ells with good reason, or due to his death or disability.  The stock option, if vested, will first be exercisable on January 4, 2021, and will expire on January 4, 2022.

Under the agreement, Mr. Ells has agreed that, while he is employed by Chipotle and for a two-year period thereafter, he will not,  (a) directly or indirectly, own, manage, operate, control, be employed, or engaged in any capacity (whether or not for compensation) by, or render services, advice, or assistance in any capacity to, a business competing with Chipotle in the continental United States, (b) recruit, hire, or solicit Chipotle’s employees, or (c) induce any of Chipotle’s suppliers, licensees, or other business relations to cease doing business with Chipotle or interfere with the relationship between any such supplier, licensee, or other business relation and Chipotle.  The agreement also includes customary confidentiality provisions and a mutual non-disparagement covenant.  If Mr. Ells’s employment is terminated by Chipotle without cause or by Mr. Ells with good reason, then, subject to his continued compliance with the restrictive covenants set forth in the agreement, the company will continue to pay Mr. Ells his then-current base salary during the applicable restricted period.

The foregoing description of the agreement with Mr. Ells does not purport to be complete and is qualified in its entirety by reference to the full text of the Executive Chairman Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release issued by the company announcing the aforementioned transition is attached hereto as Exhibit 99.1.

Item 9.01.Financial Statements and Exhibits.

Exhibit Index

Exhibit 10.1	Executive Chairman Agreement, dated November 28, 2017, between Steve Ells and Chipotle Mexican Grill, Inc.
Exhibit 99.1	Press release, dated November 29, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chipotle Mexican Grill, Inc.

December 1, 2017	By:	/s/ Jack Hartung
		Name:	Jack Hartung
		Title:	Chief Financial Officer